Exhibit 10.35

DEFERRAL AGREEMENT
John M. Hoskins

The TVA Board of Directors, or their delegees, has approved your participation in TVA’s Long-Term Deferred Compensation Plan (Plan) under the following terms:

Duration of deferral agreement	3 Years
First compensation credit	$60,000 (10/01/2006)
Second and third compensation credits	$60,000 each (10/01/07 & 10/01/08)
Total credits over service period	$180,000
Expiration date	09/30/2009

Please read the following provisions carefully and indicate your approval by signing at the designated place below.
___________________________________________________________________________________________
As a participant in the Plan, I hereby agree to be bound by the following terms and conditions:

Annual deferred compensation credits of $60,000 will be made to an account in my name to cover a service period of three years, beginning on October 1, 2006 and ending on September 30, 2009, provided that I remain employed by TVA through September 30, 2009.  Upon the expiration of this agreement, the entire amount credited to my account, including interest or return as provided below, will be paid to me in a lump sum unless I elect below to have the credits transferred to an account in TVA’s Merit Incentive Supplemental Retirement Income Plan (MISRIP).

I understand that I must be an employee of TVA at the time of the expiration of this agreement, or no payments or transfers under the Plan will be made by TVA, and any credits to my account will be extinguished.  However, in the event that TVA terminates my employment during the term of this agreement through no act or delinquency of my own, this agreement is terminated as of the date of my termination and no further credits will be made under it and any credits in my account from this agreement, including interest or return as provided below, at the time of termination will become vested.  If I elect below to have the balance of my account transferred to my TVA MISRIP account, all credits from this agreement will be paid out to me in accordance with my deferral election applicable to such credits or in accordance with otherwise applicable IRS rules.  If TVA terminates my employment for cause prior to the expiration of this agreement, no payments will be made and my account balance will be extinguished.  In the event of my death during the term of this agreement, my account balance will be paid to the person identified on my beneficiary designation form or, in the absence of such designation, to my estate, in a manner permitted by applicable IRS rules.

Interest will be credited to the balance reflected in my deferral account on the same basis as interest is calculated and credited under MISRIP.  In the alternative, I may choose to have my balance adjusted based on the return of the funds I select under the same conditions as are contained in MISRIP.  I understand that I am solely responsible for the risk associated with any return elections that I make.

The Plan may be amended or discontinued by the Board.  If the Board elects to discontinue the Plan, any credits to my account as of the date of termination of the Plan will be paid to me in accordance with applicable IRS rules.  I elect the following option for payment upon expiration of this agreement:

      X       Balance of account to be paid to me in a lump sum

______   Balance of account to be transferred to TVA MISRIP account

I understand that nothing contained in this agreement shall be construed as conferring the right to continue in the employment of TVA as an executive or in any other capacity and that the payment election I have made is final (not revocable).

/s/ John M. Hoskins                                       10/27/06
John M. Hoskins                                              Date

/s/ John E. Long, Jr.                                       10/30/06
Chief Officer                                                      Date